Exhibit 99.2

     I will now report on first quarter results. Imperial’s net income for the first quarter of this year was $393 million, or $1.12 per share, versus $466 million or $1.29 per share in the first quarter of 2004.

     Lower earnings were mainly due to lower volumes and higher maintenance costs associated with a major turnaround at Syncrude. The company’s excellent 2004 operating performance continued into the first quarter of 2005 with strong performances at Cold Lake, downstream and chemical facilities more than offsetting the natural decline in conventional crude oil and natural gas operations. Strong light crude oil and natural gas prices and industry refining and petrochemical margins were moderated by lower Cold Lake bitumen realizations and the impact of a higher Canadian dollar.

     The lower earnings were also due to higher stock-related compensation expenses primarily as a result of the significant increase in the company’s share price. Recognizing stock-related compensation expenses in earnings, on the basis of market prices of the company’s shares, has been a long-standing, transparent accounting practice of the company.